Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

News Release

Contact	Molly Schlax	Date	March 22, 2016
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust Declares
17th Consecutive Quarterly Dividend

Chicago (March 22, 2016) - JLL Income Property Trust (the “Company”), an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced that on March 8, 2016 its board of directors declared a regular quarterly dividend of $0.12 per share for the first quarter 2016. The Company has paid seventeen consecutive quarterly dividends to its stockholders beginning with the first quarter 2012.

The dividend is payable on or around May 2, 2016 to stockholders of record on March 30, 2016. On an annualized basis, this gross dividend is equivalent to $0.48 per share and represents a yield of approximately 4.2% on a NAV per share of $11.30 as of March 14, 2016. All stockholders will receive $0.12 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“Our continued success in raising capital enables us to continue to close on accretive acquisitions. This, in combination with our acquisitions and asset management teams’ continued focus on enhancing our diversified portfolio, ensures an attractive level of current income for distribution to our stockholders.” commented Allan Swaringen, President and CEO of JLL Income Property Trust.

A fourth quarter dividend of $0.12 per share, less applicable share class specific fees, was paid according to the table below on February 5, 2016 to stockholders of record as of the close of business on December 30, 2015.

	M-I Share[1]	A-I Share[2]	M Share[3]	A Share[4]
Q4 Quarterly Gross Dividend per Share	$0.12000	$0.12000	$0.12000	$0.12000
Less: Dealer Manager Fee per Share	($0.00127)	($0.00806)	($0.00819)	($0.02569)
Q4 Quarterly Net Dividend per Share	$0.11873	$0.11194	$0.11181	$0.09431
NAV per Share as of December 30, 2015	$11.32	$11.31	$11.31	$11.27
Annualized Net Dividend Yield Based on NAV as of December 30, 2015	4.2%	4.0%	4.0%	3.3%

1 A dealer manager fee equal to 1/365th of 0.05% of NAV is allocated to Class M-I stockholders daily and reduces the quarterly dividend paid.

2 A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.

3 A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.

4 A dealer manager fee equal to 1/365th of 1.05% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.